EX 10.1

OLD SECOND BANCORP, INC.

EXECUTIVE ANNUAL INCENTIVE PLAN

SECTION 1:  Establishment & Purpose.

1.1 Establishment of Plan.  The Company hereby establishes this Old Second Bancorp, Inc. Executive Annual Incentive Plan for its corporate and Subsidiary employees.

1.2 Purpose of Plan.  The purpose of this Plan is to advance the interests of the Company and its Subsidiaries by attracting and retaining executives, and by stimulating the efforts of such executives to contribute to the continued success and growth of the business of the Company and its Subsidiaries.  This Plan is further intended to provide flexibility to the Company and its Subsidiaries in structuring long-term incentive compensation to appropriately balance risk and reward, ensure compatibility with effective controls and risk-management, and to align Awards with the interests of its shareholders.  Awards under this Plan are payable in cash or other property, but not the equity securities of the Company or its Subsidiaries.

SECTION 2:  Definitions.

The following words have the following meanings unless a different meaning plainly is required by the context:

2.1 “Act” means the Securities Exchange Act of 1934, as amended.

2.2 “Award” means a right granted to a Participant to receive an incentive payment, in cash or other property, upon the achievement of certain Performance Measures  designated as provided in this Plan.

2.3 “Base Salary” means a Participant’s annualized base salary as of the last day of the applicable Performance Period or, if earlier, the date the Participant terminates employment if payment is made under Section 4.2(b) on account of death, Disability or retirement.

2.4 “Board” means the Board of Directors of the Company.

2.5“Code” means the Internal Revenue Code of 1986, as amended. Each reference in this Plan to a section or sections of the Code, unless otherwise noted, shall be deemed to include a reference to the rules and regulations issue under such section or sections of the Code.

2.6 “Committee” means the Compensation Committee of the Board or such other committee as the Board may designate from time to time. The Committee shall consist of at least two members of the Board and all of its members shall be “non-employee directors” as defined in Rule 16b-3 issued under the Act.

2.7“Company”  means Old Second Bancorp, Inc., a Delaware corporation, and its successors and assigns.

2.8 “Disability” means an inability of a Participant to perform his or her employment duties due to physical or mental disability for a continuous period of one hundred eighty (180) days or longer or the Participant is eligible for benefits under the Company’s or a Subsidiary’s long-term disability policy.

2.9“Executive” means an executive employee of the Company or one of its Subsidiaries.

2.10 “Maximum Award”  means a dollar amount or a percentage of Base Salary, as determined by the Committee for each Performance Period, which represents the payment that the Participant will earn if the maximum level of the Performance Measures is achieved.

2.11 “Participants” means any Executive of the Company who is designated by the Committee as a Participant in this Plan.  Members of the Board of Directors of the Company who are not also Executives of the Company are not eligible to participate in this Plan.  A person who is hired by the Company, or promoted to a position in which he is eligible to be a Participant, during a Performance Period may also be designated by the Committee at the time of hire or promotion as a Participant, in which event the Performance Period for such Participant shall be the portion of the Performance Period remaining after the person is designated a Participant.

2.12 “Performance Measures” means the performance goals selected for each Participant with respect to each Performance Period, the achievement of which shall determine the amount of the Participant’s Award for the Performance Period.  The Performance Measures may include any of the criteria listed below:

(a)Cash earnings;

(b)Cash earnings per share (reflecting dilution of the Company’s common stock as the Committee deems appropriate and, if the Committee so determines, net of or including dividends);

(c)Cash earnings return on equity;

(d)Cash flow;

(e)Cash flow return on capital;

(f)Customer satisfaction, satisfaction based on specified objective goals or a Company-sponsored customer survey;

(g)  Deposit growth;

(h)Economic value added measurements;

(i)Efficiency ratio;

(j)Employee turnover;

(k)Expense or cost levels;

(l)Interest income;

(m)  Loan growth;

(n)Margins;

(o)Market share or market penetration with respect to specific designated products or services, product or service groups and/or specific geographic areas;

(p)Net income (before or after taxes, interest, depreciation, and/or amortization);

(q)Net income per share;

(r)  Net interest income;

(s)Noninterest income;

(t)Operating efficiency;

(u)Operating income;

(v)Operating income per share;

(w)Operating income return on equity;

(x)Productivity ratios;

(y)Reduction of losses, loss ratios, expense ratios or fixed costs;

(z)Return on assets;

(aa)Return on capital;

(bb)Return on equity;

(cc)Share price (including without limitation growth measures, total shareholder return or comparison to indices);

(dd)Specified objective social goals; and

(ee)Such other business criteria as the Committee may determine to be appropriate, which may include financial and nonfinancial performance goals.

One or more Performance Measures may, in the Committee’s sole discretion and provided that the Committee determines that it does not encourage the applicable Participant to expose the Company or its Subsidiaries to imprudent risks that may pose a threat to the safety and soundness of the Company or its Subsidiaries: (i) be linked to the Participant’s business unit, a Subsidiary or the Company as a whole, or any combination of the foregoing,  or to such Participant’s areas of responsibility; (ii) be compared to pre-determined levels, as the Committee may deem appropriate, or compared to the performance of a pre-established peer group, or published or special index that the Committee, in its sole discretion, deems appropriate; or (iii) include subjective determinations by the Committee or the Participant’s superiors.

 The Committee shall adjust any Performance Measure to the extent necessary to prevent dilution or enlargement of an Award as a result of extraordinary events or circumstances, as determined by the Committee in its sole discretion, or to exclude the effects of extraordinary, unusual, or non-recurring items, such as (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Financial Accounting Standards Board Accounting Standards Codification Topic 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable fiscal year, (f) acquisitions, mergers, or divestitures (including non-recurring transaction-related expenses); (g) securities offerings; (h) accounting changes, (i) amortization of goodwill or other intangible assets, (j) discontinued operations, and (k) other special charges or extraordinary items as approved by the Committee, in its sole discretion.

2.13 “Performance Period” means each consecutive twelve (12)-month period commencing on the first day of each calendar or fiscal year during the term of this Plan, or a portion of such twelve-month period with respect to an Executive who becomes a Participant during such period, or such other period as determined by the Committee.

2.14 “Plan” means this Old Second Bancorp, Inc. Annual Incentive Plan.

2.15 “Target Award” means a dollar amount or a percentage of Base Salary determined by the Committee for each Performance Period, which represents the payment that the Participant will earn if the target level of the Performance Measures is achieved.

2.16 “Threshold Award” means a dollar amount or a percentage of Base Salary, as determined by the Committee for each Performance Period, which represents the payment that the Participant will earn if the threshold level of the Performance Measures is achieved.

SECTION 3: Administration.

3.1Power and Authority of Committee.  The Plan shall be administered by the Committee.  The Committee shall have full power and authority, subject to all applicable provisions of this Plan and applicable law, to

(a) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of this Plan,

(b) construe, interpret and administer this Plan and any instrument or agreement relating to this Plan,  including correcting any defect, supplying any omission or reconciling any inconsistency in the manner and to the extent it shall deem desirable to carry this Plan into effect,

(c)waive, prospectively or retroactively, any conditions of or rights of the Company under any Award,

(d)increase or decrease the payout due under any Award, and

(d)  make all other determinations and take all other actions necessary or advisable for the administration of this Plan.

Unless otherwise expressly provided in this Plan, each determination made and each action taken by the Committee pursuant to this Plan or any instrument or agreement relating to this Plan shall be within the sole discretion of the Committee,  may be made at any time and shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, Participants and Executives of the Company or its Subsidiaries, and their legal representatives and beneficiaries.

3.2    Delegation.    The Committee may delegate to one or more officers of the Company or its Subsidiaries, or a committee of such officers, the Committee’s powers and duties under this Plan to designate Executives who will be eligible for Awards, the Performance Measures and other terms of such Awards, and/or to approve achievement of the applicable Performance Measures, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that no such officer shall have powers with respect to his or her own Award.

3.3    Determinations at the Outset of Each Performance Period.  Prior to the start of or during each Performance Period, the Committee shall:

(a)designate Executives who will become Participants for such Performance Period;

(b)establish a Threshold Award, Target Award and Maximum Award for each Participant; and

(c)with respect to each Participant, establish one or more Performance Measures and a formula to determine the amount of the Award that will be earned at different levels of achievement of the Performance Measures.

3.4    Approval.  Following the close of each Performance Period and prior to payment of any amount to any Participant under this Plan, the Committee must approve which of the applicable Performance Measures for that Performance Period have been achieved and the attainment of all other factors upon which any payments to a Participant for that Performance Period are to be based and the corresponding Award amounts.  Such approval shall be made in time to permit payments to be made not later than the fifteenth (15th) day of the third (3rd) calendar month following the end of the Performance Period.

SECTION 4:  Incentive Payment.

Subject to the provisions of this Plan, each Participant shall receive an incentive payment for each Performance Period in the amount determined by the extent to which his or her Performance Measures have been achieved under the terms of his or her Award, subject to the limitations set forth below:

(a)    Discretionary Increase or Reduction.  Subject to the provisions of Section 2.13 relating to Performance Measures, the Committee shall retain sole and absolute discretion to increase or reduce the amount of any incentive payment otherwise payable to any Participant under this Plan.

(b)    Continued Employment.  Except as otherwise approved by the Committee or specifically set forth in a written employment agreement between the Executive and the Company or its Subsidiaries in effect on the date of such payment, no incentive payment under this Plan with respect to a Performance Period shall be paid or owed to a Participant who is not employed in good standing, as determined by the Committee, on the date payment is made for a Performance Period under Section 5.1.

(c)Regulatory Action.  Awards will not be earned or paid, regardless of achievement of Performance Measures, (i) to the extent that any regulatory agency issues a formal, written enforcement action, memorandum of understanding or other directive action that, or a regulation, prohibits or limits the eligibility of the Executive for or pay out of the Award to the Executive under the Plan, or (ii) if, after a review of the Company’s or its Subsidiaries’ credit quality measures, the Committee considers it imprudent to provide or pay out the Award under the Plan.

(d)Ethical Obligations.  The Company and its Subsidiaries are committed to doing business in an honest and ethical manner and to complying with all applicable laws and regulations. Participant actions are expected to comply with the policies established by the Company and its Subsidiaries, including their Codes of Ethics and Insider Trading Policies.  The Committee may determine, on a case-by-case basis, any reductions or eliminations of incentive payments under this Plan due to violations of policies or noncompliance.

(e)Clawback.  The Participant agrees to repay any compensation previously paid or otherwise made available to the Participant under this Plan to the extent required by the Company’s clawback policy, as it may be amended from time to time.  The Participant acknowledges the rights of the Company and its Subsidiaries to make deductions from the Participant’s compensation and to engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section.

SECTION 5:  Benefit Payments.

5.1    Time and Form of Payments.  All payments of Awards pursuant to this Plan shall be made not later than the fifteenth (15th) day of the third (3rd) month following the end of the Performance Period; provided that the Committee may permit Participants to elect to defer payment of their Awards pursuant to a timely election made pursuant to a deferred compensation plan established by the Company that satisfies the requirements of Section 409A of the Code.

5.2 Nontransferability.  Except as otherwise determined by the Committee, no right to any incentive payment under this Plan, whether payable in cash or property, shall be transferable by a Participant other than by will or by the laws of descent and distribution; provided, however, that if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any cash or property due under the Participant’s Award upon the death of the Participant.  No right to any incentive payment under this Plan may be pledged, attached or otherwise encumbered, and any purported pledge, attachment or encumbrance thereof shall be void and unenforceable against the Company.

5.3Other Restrictions.  The Committee may impose other restrictions on any Award, or any cash or property acquired in connection with an Award, as the Committee deems advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture provisions, and restrictions under applicable federal or state securities laws.

5.4    Tax Withholding.  The Company or its Subsidiaries shall be entitled to withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Award.  The Company may also require a Participant promptly to remit the amount of such withholding to the Company or its Subsidiaries before taking any action with respect to an Award.  The Company may establish such rules and procedures concerning timing of any withholding election as it deems appropriate.  Notwithstanding any action taken or not taken by the Company or its Subsidiaries, the Participant shall remain solely liable for all taxes due with respect to his or her Award.

SECTION 6:  Amendment and Termination.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in this Plan, the Board may amend, alter, suspend, discontinue or terminate this Plan, and the Committee may amend or cancel any Award, except that no such amendment, alteration, suspension, discontinuation or termination shall be made that would violate the rules or regulations of the NASDAQ Stock Market or any other securities rules and regulations that are applicable to the Company.

Unless earlier terminated by the Board,  this Plan shall expire ten (10) years after its Effective Date and no Awards shall be granted thereafter (although any Awards outstanding at such time shall remain outstanding and subject to this Plan until they are paid out or otherwise cancelled as provided in this Plan).

SECTION 7:  General Provisions.

7.1    Effective Date.  This Plan was approved by the Board to be effective as of January 1, 2018.

7.2 Term of this Plan.  This Plan shall continue indefinitely until otherwise terminated pursuant to Section 6.  No right to receive an incentive payment shall be granted after the termination of this Plan.  However, unless otherwise expressly provided in this Plan, any right to receive an incentive payment theretofore granted may extend beyond the termination of this Plan, and the authority of the Board and the Committee and its delegates to amend or otherwise administer this Plan shall extend beyond the termination of this Plan.

7.3    Headings.  Headings are given to the Sections and subsections of this Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

7.4 Applicability to Successors.  This Plan shall be binding upon and inure to the benefit of the Company and each Participant, and the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant.  If the Company becomes a party to any merger, consolidation or reorganization, this Plan shall remain in full force and effect as an obligation of the Company or its successors in interest.

7.5 Employment Rights and Other Benefit Programs.  The provisions of this Plan shall not give any Participant any right to be retained in the employment of the Company or its Subsidiaries. In the absence of any specific agreement to the contrary, this Plan shall not affect any right of the Company, or of any Subsidiary, to terminate, with or without cause, any Participant’s employment or service at any time.  This Plan shall not replace any contract of employment, whether oral or written, between the Company or its Subsidiaries and any Participant, but shall be considered a supplement thereto.  This Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company or its Subsidiaries.  No compensation or benefit awarded to or realized by any Participant under this Plan shall be included for the purpose of computing such Participant’s compensation under any compensation-based retirement, disability, or similar plan of the Company or any Subsidiary unless required by law or otherwise provided by such other plan.

7.6 No Trust or Fund Created.  This Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other person.  To the extent that any person acquires a right to receive payments from the Company or any Subsidiary pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or of any Subsidiary.

7.7 Governing Law.  The validity, construction and effect of this Plan or any incentive payment payable under this Plan shall be determined in accordance with the laws of the State of Illinois.

7.8 Severability.  If any provision of this Plan is, becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of this Plan, such provision shall be stricken as to such jurisdiction, and the remainder of this Plan shall remain in full force and effect.

7.9 Certain Tax Matters.  No  payments are intended to constitute deferred compensation subject to Section 409A of the Code, unless a Participant elects to defer a payment pursuant to a deferred compensation plan that is intended to comply with such Code Section.

This Plan is being executed, on behalf of the Board, by the undersigned duly-authorized officer of the Company.

Old Second Bancorp, Inc.

By: /s/ Robert DiCosola

Name: Robert DiCosola

Title: Executive Vice President,  Human Resources

February 19, 2018